Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

OF

BAKKT HOLDINGS, INC.

Bakkt Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”) (the “Corporation”), in accordance with the provisions of Section 151(g) of the DGCL, does hereby certify that the following resolutions included in the resolutions adopted by the Board of Directors of the Corporation (the “Board”) on December 16, 2025, with respect to its Series A Non-Voting Convertible Preferred Stock (the “Series A Non-Voting Convertible Preferred Stock”) and the Certificate of Designations with respect to the Series A Non-Voting Convertible Preferred Stock as filed with the Secretary of State of the State of Delaware on November 18, 2025 (the “Certificate of Designations”), were duly adopted following the automatic conversion of all outstanding shares of the Series A Non-Voting Convertible Preferred Stock into shares of Class A common stock, par value $0.0001 per share, of the Corporation (“Class A Common Stock”) at 11:59 p.m. Eastern time on December 3, 2025:

WHEREAS, all shares of the Series A Non-Voting Convertible Preferred Stock issued by the Corporation have been automatically converted into shares of Class A Common Stock as of 11:59 p.m. Eastern time on December 3, 2025 and cancelled upon conversion;

WHEREAS, as of the date hereof, no shares of the Series A Non-Voting Convertible Preferred Stock are outstanding and no shares of the Series A Non-Voting Convertible Preferred Stock will be issued subject to the Certificate of Designations;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Corporation and its stockholders generally that all matters set forth in the Certificate of Designations with respect to the Series A Non-Voting Convertible Preferred Stock be eliminated from the Corporation’s Amended and Restated Certificate of Incorporation, dated as of November 3, 2025 (the “Certificate of Incorporation”); and

WHEREAS, the Board has determined that it is advisable and in the best interests of the Corporation and its stockholders generally to execute, acknowledge and file with the Secretary of State of the State of Delaware a Certificate of Elimination of the Series A Non-Voting Convertible Preferred Stock of the Corporation (the “Certificate of Elimination”) which shall have the effect of eliminating from the Certificate of Incorporation all matters set forth in the Certificate of Designations with respect to the Series A Non-Voting Convertible Preferred Stock.

NOW, THEREFORE, BE IT

RESOLVED, that all matters set forth in the Certificate of Designations with respect to the Series A Non-Voting Convertible Preferred Stock be eliminated from the Certificate of Incorporation;

RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized and directed, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, to execute, acknowledge and file with the Secretary of State of the State of Delaware the

Certificate of Elimination in accordance with Section 103 of the General Corporation Law of the State of Delaware, which certificate shall set forth a copy of these resolutions, and, when such certificate becomes effective, it shall have the effect of eliminating from the Certificate of Incorporation all matters set forth in the Certificate of Designations with respect to the Series A Non-Voting Convertible Preferred Stock; and

RESOLVED FURTHER, that the officers of the Corporation are hereby authorized to take any and all such actions and to execute and deliver any and all such instruments and documents as may be necessary or advisable in order to fully effectuate the purposes of the preceding resolutions.

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IN WITNESS WHEREOF, the undersigned Corporation has caused this Certificate of Elimination to be signed by its General Counsel and Secretary on January 9, 2026.

BAKKT HOLDINGS, INC.

By:	/s/ Marc D’Annunzio
Name: Marc D’Annunzio
Title: General Counsel and Secretary

[Signature Page to Certificate of Elimination]